Exhibit 99.6

FORM OF NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depositary or other nominee holding transferable subscription rights (the “Rights”) to purchase shares of Series A Convertible Preferred  Stock (“Series A Preferred”), par value $0.10 per share, of Sevcon, Inc. (the “Company”) pursuant to the rights offering described in the Company’s Prospectus dated [ ], 2014 (the “Prospectus”), hereby certifies to the Company and to Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for the rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription right and the over-subscription right respectively, listing separately below each such exercised basic subscription right and the corresponding over-subscription right (without identifying any such beneficial owner) and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the over-subscription right, each such beneficial owner’s basic subscription right has been timely exercised in full.

Number of Shares Owned on Record Date	Number of Shares Subscribed for Pursuant to Basic Subscription Right	Number of Shares Subscribed for Pursuant to Over- Subscription Right
1.
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4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:

Name of Nominee Holder	DTC Participant Number

By:
Name:	DTC Subscription Confirmation Numbers
Title:
Phone Number:
Fax Number:	Dated: